EXHIBIT 10.18

ARMSTRONG FLOORING, INC.
2016 DIRECTORS STOCK UNIT PLAN

STOCK UNIT GRANT AGREEMENT

Armstrong Flooring, Inc. (the “Company”) and ________________ (the “Grantee”) for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, agree as follows:

1.
Grant. Subject to the terms set forth below, the Company has granted to the Grantee an award of _________________ stock units (the “Units”) subject to the terms and conditions of the 2016 Directors Stock Unit Plan (the “Plan”) and this Grant Agreement (the “Agreement”). The “Date of Grant” is _________. Each Unit represents the Grantee’s right to receive one share of common stock of the Company (“Company Stock”) as of a specified date. Any terms not defined herein shall have the meanings set forth in the Plan.

2.Vesting. Except as provided in Section 3 below or as otherwise provided in the Plan, the Units shall vest on the first to occur of the following dates, subject to the Grantee’s continued service as a member of the Board of Directors of the Company (the “Board”) through the applicable date (the “Vesting Date”):
(i)The date of the next annual shareholders meeting of the Company following the Date of Grant (i.e. the 2017 annual shareholders meeting);
(ii)The date on which the Grantee has a Separation from Service on account of the death or total and permanent disability of the Grantee (as determined by the Committee (as defined below)); or
(iii)The date of a Change in Control of the Company.
3.Separation from Service. Except as described below, if the Grantee has a Separation from Service for any reason prior to the Vesting Date, the unvested Units shall be forfeited and shall cease to be outstanding. If the Grantee has a Separation from Service on account of cause (as determined by the Committee), any unpaid Units (vested or unvested) shall be forfeited as of the Separation from Service date and shall cease to be outstanding.
4.Payment. When Units vest, shares of Company Stock equal to the number of vested Units shall be issued to the Grantee (i) within 60 days after the Vesting Date or (ii) if the Grantee has elected to defer Units as described in Section 5, within 60 days after the Deferred Payment Date in accordance with Section 5.
5.Deferral Elections. The Grantee may elect to defer payment of vested Units pursuant to the terms of the Plan, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and procedures established by the Company. If the Grantee elects to defer the Stock Units, the Company shall create a bookkeeping account for the Grantee’s deferred Units, and shall credit the Grantee’s deferred Units to such bookkeeping account. The Company shall issue shares of Company Stock equal to the deferred vested Stock Units within 60 days after the payment date specified in the deferral election form, consistent with Section 409A of the Code (the “Deferred Payment Date”).
6.Dividend Equivalents. If this award of Units is outstanding as of the record date for determining the shareholders of the Company entitled to receive a cash dividend on its outstanding shares of Common Stock, the Grantee shall be entitled to be credited with Dividend Equivalents with respect to the Grantee’s outstanding Units. Dividend Equivalents will accrue as of the date of the dividend payment and, if applicable, will be credited to a bookkeeping account established by the Company for the Grantee. Dividend Equivalents on unvested Units will accrue and be paid in cash within 60 days after the date of vesting of the underlying Units. Dividend Equivalents on vested Units that have been deferred will be paid in cash on the payment date for the applicable dividend. If and to the extent that the underlying Units are forfeited, all related accrued Dividend Equivalents shall also be forfeited. No interest shall accrue on Dividend Equivalents.
7.Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.
8.No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Units.
9.No Right to Continued Service. The grant of Units under this Agreement shall not confer upon the Grantee any right to continued service with the Employer.
10.Incorporation of Plan by Reference. The grant of Units under this Agreement is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Management Development and Compensation Committee (the “Committee”) shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan and the Units shall be final and binding on the Grantee and any other person claiming an interest in the Units. The Grantee acknowledges that he has received a copy of and is familiar with the terms of the Plan.
11.Company Policies. All amounts payable under this Agreement shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time. Unless the Committee determines otherwise, the Grantee must hold a portion of the net after-tax shares received upon payment of the Units until the applicable stock ownership guidelines are met, in accordance with the Company’s stock ownership policy applicable to non-employee directors.
12.Assignment.     This Agreement shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Units, except to a successor grantee in the event of the Grantee’s death.
13.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption, consistent with Section 5.12 of the Plan. In furtherance of the foregoing, if the Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, vested Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under Section 409A of the Code without incurring penalty or accelerated taxes thereunder.
14.Successors. The provisions of this Agreement shall extend to any business that becomes a successor to the Company on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to the Company, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” in this Agreement shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Agreement as it deems appropriate to reflect the corporate event.
15.Governing Law. The validity, construction, interpretation and effect of the Agreement shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.
16.Unfunded Plan. The Company’s obligations under the Plan and this Agreement are unfunded and unsecured promises to pay. The Company is not obligated under any circumstance to fund its financial obligations under the Plan. To the extent that the Grantee acquires a right to receive payment under this Agreement, such right shall be no greater than the right, and the Grantee shall at all times have the status, of a general unsecured creditor of the Company.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the Date of Grant.
ARMSTRONG FLOORING, INC.

By: ___________________________
Name:
Title:

_______________________________
Grantee